Exhibit 10.14

Broadband Internet (Chinanet) Access Agreement

Place of Execution: Beijing

Date of Execution: May, 2010

Party A: Beijing 21Vianet Broad Band Data Center Co., Ltd. (hereinafter referred to as “Party A”)

Legal Representative:

Address:

Contact Person:

Party B: Shanghai Guotong Network Co., Ltd.

Legal Representative:

Address:

Contact Person:

To satisfy Party A’s growing needs of internet-based business and better facilitate its related work, Party A and Party B, on the principle of long-term friendly partnership, equality and mutual benefit, have agreed on the following provisions with regard to Party A’s access to the internet (Chinanet) through Party B:

1	Project Overview

1.1	Name of Project:

1.2	Place of Project: Beijing

1.3	Content of Project: optical fiber access to Chinanet

1.3.1	Access Bandwidth: Party B shall provide Party A with 1000M static broadband access to Chinanet.

1.3.2	IP Address: Party B shall, in the name of AS4847 and on behalf of Party A, broadcast the following IP address: 120.133.192.0/18, 120.134.128.0/18, 120.134.192.0/18 and 120.135.192.0/18.

2	Project Interface

Party B shall make investment in the conduit, optical fiber and equipment from Party B’s computer room to Party A’s computer room, while Party A shall invest in the rest of internet access equipment.

3	Rights and Obligations of the Parties

3.1	Rights and Obligations of Party A

3.1.1	Party A shall, pursuant to this Contract, enjoy internet (Chinanet) access service provided by Party B in compliance with national regulations.

3.1.2	Party A shall allocate a certain amount of space in its MDF computer room for the installation of Party B’s telecommunication equipment and facilities, and for the conduit and routing required under this project, free of charge in the duration of this Contract, and shall ensure that the computer room, power supply, air-conditioning, temperature and smoke alarm meet the requirement for telecommunication installation work.

3.1.3	Party A shall provide internet access equipment that matches the ports on Party B’s equipment, and make sure such internet access equipment satisfy the quality standard and technical specification provided by the national regulatory department. Party A holds the ownership of the equipment, and shall be responsible for its maintenance.

3.1.4	Party A shall take measures to ensure the safety of the equipment and facilities invested by Party B, facilitate Party B’s work on this project and make necessary coordination.

3.1.5	Party A shall follow applicable national laws, regulations and policies when using the internet (Chinanet) access service provided by Party B. Without the prior written consent of Party B, Party A shall not sublet the service to a third party. Party A shall bear all the consequences and responsibilities arising from any use of such service against national laws, regulations and policies.

3.1.6	Party A shall pay the service fee, as is stipulated in this Contract in terms of amount, payment date and payment method.

3.1.7	For the purpose of improving Party B’s telecommunication network structure, Party A agrees to, on the condition that it does not adversely affect the quality of Party A’s communication, let Party B adjust the optical fibers that feed Party A’s computer room.

3.2	Rights and Obligations of Party B

3.2.1	Party B shall make investment to the project as required by this Contract, take its ownership and carry out maintenance.

3.2.2	Party B shall be responsible for the construction of setting up the broadband internet (Chinanet) access between Party A’s computer room to Party B’s port, development of a project plan (including the selection of equipment), construction and equipment installation and commissioning.

3.2.3	Party B shall strictly follow the Telecommunications Regulations of the People’s Republic of China and Telecommunication Services Rules (trial version), and provide Party A with internet access service in accordance with this Contract.

3.2.4	Party B undertakes to provide such comprehensive services to Party A as a focal point for handling request, fault complaint, fee settlement, business inquiry, respectively, and integrated technical support.

3.2.5	Party B shall appoint a full-time client manager for Party A, who is responsible for the entire process of service, i.e. pre-sale, in-sale and after-sale, and follow the principle that those who handle the request take full responsibility. Party B shall also be available 24/7 via the service hotline 96388/1000, to handle any request, inquiry, and complaint from Party A.

3.2.6	Party B undertakes to follow any new laws, regulations and service code promulgated at the national level in the performance of this Contract.

3.2.7	Party B shall inform Party A in writing of any network shutdown for reasonable purposes 72 hours in advance.

4	Contract Amount and Payment Method

4.1	Lease Start Date: the lease starts on the day after the date of completion, confirmed by the signature of Party A, and the fee is also calculated from the lease start date.

4.2	Service fee includes a lump sum and monthly internet lease payment

The lump sum: 0

Monthly internet lease payment: RMB three hundred and twenty thousand (RMB 320,000)

4.3	Lease Payment for the First Month: the lease payment for the first month payable to Party B by party A shall be calculated as follows: monthly lease payment ÷number of days in that month x actual number of days when the service is used, among which actual number of days when the service is used refers to the number of days from the date when the service starts to the end of the month.

4.4	Payment Method: the lease payment for each following month shall be made at the end of each month. When the service starts, Party A shall pay for the lease for the next month to the account designated by Party B three working days before the end of each month and Party B shall issue a pre-payment invoice accordingly.

4.5	First Payment refers to the lease payment of the first month that is payable by Party A after the service starts. Party A shall make the payment to the account designated by Party B before the service starts, and party B shall issue a pre-payment invoice accordingly.

4.6	Payment Method: Party A agrees to pay the service fee specified in this Contract by bank transfer.

Account Name of Party B:

Name of the Account-Opening Bank of Party B:

Account Number of Party B:

4.7	Both Parties shall jointly determine the price of lease in the case of fee adjustment at the national level.

5	Exemption from Liability

5.1	Either party who fails to perform this Contract due to an event of force majeure will be released from its responsibility, in whole or part, pursuant to the effect of such force majeure, provided that the said party will not be released from its responsibility if such force majeure occurs following its delay of performance.

5.2	If either party fails to perform this Contract due to an event of force majeure, it shall notify the other party immediately to mitigate possible damages to the other party, and provide proof testifying the existence of force majeure and its effect to the performance of this Contract in due course. One or both of the parties shall continue to perform this Contract within a reasonable period after the effect of such force majeure has been eliminated.

5.3	If either party fails to perform this Contract due to (prohibitive) actions of the government during the performance of this Contract, it will be terminated after one party receives a written notice from the other party. Matters arising thereafter will be settled by both parties through negotiation.

6	Liability For Breach of Contract

6.1	If either party fails to perform its obligations under this Contract or to comply with the provisions of this Contract, the non-defaulting party shall be entitled to resort to any of the following remedies:

1. to require the defaulting party to continue the performance of its obligations under this Contract;

2. to require the defaulting party to make timely and reasonable remedies;

3. to require the defaulting party to compensate for the losses arising from its breach of this Contract.

6.2	If Party A fails to pay the above costs to Party B as per the amount, term and method set forth in Article 4, Party B shall be entitled to terminate this Contract, while Party A’s liability for breach of contract shall not be waived.

6.3	Regardless of any contrary stipulations hereunder, neither party shall be responsible to the other party for any gains or losses of earnings or profits, unrealized anticipatory savings, loss of commercial reputation and any other indirect or consequential losses due to acts under this Contract.

7	Dispute Resolution

With respect to any dispute arising from the performance of this Contract, the parties shall resolve it through consultation. If the parties fail to settle the dispute through negotiation, either party may submit it to Beijing Arbitration Commission for arbitration according to the applicable arbitration rules. The arbitral award shall be final and binding on both parties. The arbitration fees and litigation fees shall be borne by the losing party.

8	Miscellaneous

8.1	Anything not contemplated herein shall be resolved by both parties through negotiation, supplemental agreement shall be executed if necessary. The supplemental agreement shall enjoy the same legal validity as this Contract.

8.2	This Contract shall be effective upon execution as well as affixing with seal the legal representative or authorized representative of respective parties, and shall continue for a period of one year. Unless one party notifies the other party in writing one month prior to expiration that it does not intend to renew the Contract, this Contract will be automatically renewed for one year.

8.3	This Contract shall be executed in six counterparts, three of which shall be held by each party. The counterparts shall enjoy the same legal validity.

Party A: Beijing 21Vianet Broad Band Data Center Co., Ltd.

Representative: /s/ authorized signatory

Party B: Shanghai Guotong Network Co., Ltd.

Representative /s/ authorized signatory